                            INITIAL CAPITAL AGREEMENT

     This Initial Capital Agreement is entered into as of this 5th day of March 2002, by and between RESERVE MANAGEMENT CORP., a New Jersey corporation, with its principal office at 1250 Broadway, New York, New York, 10001-3701("RMC"), and RESERVE MUNICIPAL MONEY MARKET TRUST, a Massachusetts business trust, with its principal office at 1250 Broadway, New York, New York, 10001-3701("the Trust").

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows

     AGREED, that the issue and sale to Reserve Management Corp. of $100,000 shares, of the Reserve Minnesota Municipal Money Market Fund and Reserve Louisiana Municipal Money Market Fund (each a "Fund", collectively the "Funds"), each a series of Reserve Municipal Money-Market Trust, at a total aggregate cash price of $100,000 for such shares, to be purchased for investment and not with a view to reselling or otherwise redistributing such shares, and

     FURTHER AGREED, that the appropriate officers of the Trust are hereby authorized and directed to issue and sell to Reserve Management Corp. such shares of the Reserve Minnesota Municipal Money Market Fund and Reserve Louisiana Municipal Money Market Fund, respectively, upon receipt of the agreed price therefor and an appropriate letter indicating that such shares have been purchased for investment and not with a view to reselling or otherwise redistributing the same; and

     FURTHER AGREED, that when so issued such shares of the Reserve Minnesota Municipal Money Market and Reserve Louisiana Municipal Money Market Funds shall be fully paid and non-assessable shares.

     IN WITNESS WHEREOF, the Trust, on behalf of the Funds and Reserve Management Corporation have executed this Agreement as of the 5th of March 2002, to be effective on the same day.

                                    RESERVE MUNICIPAL MONEY-MARKET TRUST



                                    By:
                                       ----------------------------------------
                                        Name:  Bruce R. Bent II
                                        Title: President



                                    RESERVE MANAGEMENT CORPORATION



                                    By:
                                        ---------------------------------------
                                        Name:  BruceR. Bent
                                        Title: Chairman/CEO